Exhibit 10.1
PARTICIPATION AGREEMENT
UNDER THE
PIEDMONT NATURAL GAS COMPANY, INC.
SHORT-TERM INCENTIVE PLAN (STIP)
     Piedmont Natural Gas Company, Inc. (the “Company”) and                      (“Participant”) hereby enter into this Participation Agreement (“Agreement”) as of                     , 20___, for fiscal 20___ Short-Term Incentive Plan awards under the Piedmont Natural Gas Company, Inc. Incentive Compensation Plan (the “ICP”).
     WHEREAS, on March 3, 2006, the Company’s shareholders approved the ICP; and
     WHEREAS, on                     , 20___, the Company’s Board of Directors adopted a resolution defining weights, measures, targets and participants for the fiscal 20___ Short-Term Incentive Plan awards (“20___ STIP Plan”).
     NOW, THEREFORE, in consideration of these premises and the mutual promises contained herein, the parties hereto hereby agree as follows:
1. Designation as a Participant. You have been designated as a Participant under the 20___ STIP Plan for the fiscal year 20___. Exhibit A attached hereto identifies the target award applicable to you. The award is a cash payment. Subject to the Company’s Stock Ownership Guidelines, if you do not meet your stock ownership goal due to stock dispositions, you will be required to use a minimum of 25% (net of applicable taxes) of any amounts awarded hereunder to purchase Company common stock until the applicable ownership level is achieved. As a participant, you shall be subject to all the terms and conditions of the ICP and this Participation Agreement.
2. Performance Period. The fiscal year 20___ STIP Plan performance period begins November 1, 20___ and ends October 31, 20___ (the “Performance Period”).
3. Performance Goals. The fiscal year 20___ STIP Plan performance goals are established by the Board of Directors. The table below identifies the performance/payment relationship for the fiscal year 20___ STIP Plan.

Payout as a Percent of Incentive
Performance Against EPS Goal	Opportunity
> = 105% of Goal	150%
100% of Goal	100%
95% of Goal	50%
< 95% of Goal	0%

     Payouts for performance between 95% and 105% of goal will be subject to mathematical interpolation.
     After the end of fiscal year 20___, the Board of Directors will verify achievement of performance goals and declare the appropriate distribution of 20___ STIP Plan awards.
4. Tax Withholding. The Company will withhold any required taxes for any target awards distributed to you in compliance with tax withholding regulations.
5. ICP. The Participant acknowledges that the grant and distribution of an award to him/her under the 20___ STIP Plan is governed by the terms of the ICP, as amended from time to time, and the terms of the ICP as they exist on the date of this Agreement are incorporated into this Agreement in their entirety and made a part hereof by reference. Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the ICP. In the event of any conflict between the terms of the ICP and this Agreement, the terms of the ICP shall control.
6. Board Authority. The Compensation Committee of the Board of Directors shall have authority to administer and interpret the 20___ STIP Plan and to establish rules for its administration. The Participant acknowledges that the award hereunder shall be governed by guidelines and interpretations with respect to short-term incentive plan awards adopted by the Board or Compensation Committee under the ICP from time to time.
7. Modifications. If any provision or provisions of the ICP or this Agreement would cause any amount to be includible in gross income of the Participant prior to the Company’s scheduled payment of such amount to the Participant provided for herein or subject such Participant to penalties or interest under Section 409A of the Internal Revenue Code of 1986, as amended, such provision or provisions shall be interpreted or modified to the extent necessary so that no such amount will be included in such Participant’s gross income prior to its scheduled payment by the Company provided for herein and no such penalties or interest will be incurred. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he/she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Except with respect to modifications of the ICP as provided therein and guidelines and interpretations under the ICP adopted by the Board or Compensation Committee that are not materially inconsistent with the terms of this Agreement, this Agreement can be amended only in writing executed by the Participant and a duly authorized officer of the Company.
8. Binding Nature; Governing Law. Subject to any limitations under the ICP on transferability, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto. This Agreement shall be governed by the laws of the State of North Carolina to the extent not preempted by applicable federal law.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

Piedmont Natural Gas Company, Inc.

By

Participant

Piedmont Natural Gas Company, Inc.
Short Term Incentive Plan (STIP)
Participation Agreement for
Exhibit A
Position:
Target Award:
On                     , 20___ the Board of Directors approved the fiscal year 20___ STIP Plan and established the 20___ STIP Plan performance measure.
     For the fiscal year 20___ award, if performance is less than 95% of the performance measure, there is no award. If performance is at 95% of the performance measure, there is distribution of 50% of the target award. If performance is at 100% of the performance measure, there is distribution of 100% of the target award. If performance is at or above 105% of the performance measure, there is distribution of 150% of the target award. Payouts for performance between 95% and 105% of goal will be subject to mathematical interpolation.